UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2009
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Certain Officers.

On October 1, 2009, the Company hired Bernard Cohen to be a Vice-President and Chief Financial Officer (CFO) of the Company.  Cohen replaced Dr. Gary Coy, Ph.D., who resigned September 4, 2009.  Cohen will be involved in all financial and accounting affairs of the Company.

Cohen’s position with the Company began October 1, 2009 and is to continue indefinitely.  His position with the Company is terminable by him or the Company upon three (3) months written notice.  His employment is governed by a written contract entered into by him and the Company on October 1, 2009, which has been approved by the Board of Directors of the Company.

Cohen, fifty-five (55) years old, has been Director of Finance and Data Base Manager at the Harrington Regional Medical Center, Inc. (HRMCI), which is the management and development entity for the Harrington Regional Medical Center in Amarillo, Texas.  Previously, he held various executive positions at Colbert’s of Amarillo, a department store.  His positions included:  Chief Executive Officer, Vice President, Chief Financial Officer, and Controller.  He has been and continues to be a member of the Texas Tech University Health Sciences Center at Amarillo (TTUHSC) Institutional Review Board (IRB) where he reviews clinical trial protocols to monitor the safety and protection of human research and testing subjects.  Neither HRMCI nor TTUHSC has any connection whatsoever with the Company.

Under the employment contract, Cohen is to earn an annual amount of $60,000 payable in cash or voting stock of the Company depending on the availability of cash.  During a transitional period and until Cohen’s current teaching obligations are fulfilled and Amarillo Biosciences has funding, Cohen will be paid on an hourly basis at a rate of $29.00.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE:  October 1, 2009.

AMARILLO BIOSCIENCES, INC.

By:             /s/ Joseph M. Cummins
Joseph M. Cummins, Chairman of the Board,
President and Chief Executive Officer